Exhibit 99.1

Gran Tierra UK Limited

(Formerly i3 Energy Plc)

Financial Statements for the Year
Ended 31 December 2023

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders
of Gran Tierra UK Limited (formerly i3 Energy plc)

Opinion

We have audited the accompanying financial statements of Gran Tierra UK Limited (formerly i3 Energy plc) (the ‘parent company’) and its subsidiaries (the ‘group’) (a United Kingdom corporation), which comprise the balance sheets as of 31 December 2023, and the related statements of income, retained earnings, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gran Tierra UK Limited (formerly i3 Energy Plc) as of 31 December 2023, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Gran Tierra UK Limited (formerly i3 Energy Plc) and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Gran Tierra UK Limited’s (formerly i3 Energy Plc) ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Gran Tierra UK Limited’s (formerly i3 Energy Plc) internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Gran Tierra UK Limited’s (formerly i3 Energy Plc) ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

PKF Littlejohn LLP

15 Westferry Circus

Canary Whart

London E14 4HD

18 December 2024

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023

Gran Tierra UK Limited (formerly i3 Energy plc)

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023

Consolidated Statement of Comprehensive Income

Consolidated Statement of Comprehensive Income

	Notes	Year Ended 31 December 2023	Year Ended 31 December 2022
		£’000	£’000
Revenue	6	146,314	208,436
Production costs		(71,348)	(76,418)
Gain / (loss) on risk management contracts	18	2,048	(18,990)
Depreciation and depletion	12	(38,232)	(34,339)
Gross profit		38,782	78,689
Administrative expenses	7	(9,861)	(15,038)
Loss on asset dispositions		–	(9)
Operating profit		28,921	63,642
Finance income		640	–
Finance costs	8	(8,663)	(7,865)
Profit before tax		20,898	55,777
Tax charge	9	(5,751)	(13,826)
Profit for the year		15,147	41,951

Other comprehensive income:

Items that may be reclassified subsequently to profit or loss:
Foreign exchange differences on translation of foreign operations		(4,222)	6,688
Other comprehensive (loss) / income for the year, net of tax		(4,222)	6,688

Total comprehensive income for the year		10,925	48,639

Earnings per share		Pence	Pence
Earnings per share – basic	11	1.26	3.60
Earnings per share - diluted	11	1.24	3.43

All operations are continuing.

The accompanying notes form an integral part of these financial statements.

Gran Tierra UK Limited (formerly i3 Energy plc)	2

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023

Consolidated Statement of Financial Position

Consolidated Statement of Financial Position

Assets	Notes	31 December 2023	31 December 2022
		£’000	£’000
Non-current assets
Property, plant & equipment	12	205,667	236,465
Exploration and evaluation assets	13	63,133	62,060
Other non-current assets		–	74
Total non-current assets		268,800	298,599
Current assets
Cash and cash equivalents		23,507	16,560
Trade and other receivables	14	20,534	34,843
Income taxes receivable		205	–
Risk management contracts	18	1,701	1,111
Inventory		1,847	2,099
Total current assets		47,794	54,613
Current liabilities
Trade and other payables	15	(27,640)	(45,973)
Income taxes payable		–	(9,873)
Risk management contracts	18	(136)	(381)
Borrowings and leases	16	(14,001)	(27,241)
Decommissioning provision	17	(3,244)	(3,190)
Total current liabilities		(45,021)	(86,658)
Net current assets / (liabilities)		2,773	(32,045)
Non-current liabilities
Borrowings and leases	16	(20,568)	-
Decommissioning provision	17	(78,109)	(90,141)
Deferred tax liability	9	(9,817)	(11,667)
Other non-current liabilities		(84)	–
Total non-current liabilities		(108,578)	(101,808)

Net assets		162,995	164,746
Capital and reserves
Ordinary shares	19	120	119
Deferred shares	19	50	50
Share premium	19	–	48,646
Share-based payment reserve	20	6,892	6,311
Warrants – LNs	16	–	2,045
Foreign currency translation reserve		3,830	8,052
Retained earnings		152,103	99,523
Shareholders’ funds		162,995	164,746

The accompanying notes form an integral part of these financial statements.

The consolidated financial statements of i3 Energy plc, company number 10699593, were approved by the Board of Directors and authorised for issue on 18 December 2024. Signed on behalf of the Board of Directors by Pedro Zutara, Director

Gran Tierra UK Limited (formerly i3 Energy plc)	3

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023

Consolidated Statement of Changes in Equity

Consolidated Statement of Changes in Equity

		Ordinary shares	Share premium	Deferred shares	Share- based payment reserve	Warrants - LN	Foreign currency translation reserve	Retained earnings	Total
		£’000	£’000	£’000	£’000	£’000	£’000	£’000	£’000
Balance at 31 December 2021		113	44,203	50	9,102	2,045	1,364	81,289	138,166
Total comprehensive income for the year		–	–	–	–	–	6,688	41,951	48,639
Transactions with owners:
Exercise of options	20	6	4,443	–	(3,883)	–	–	(6,324)	(5,758)
Share-based payment expense	20	–	–	–	1,092	–	–	–	1,092
Dividends declared in 2022	19	–	–	–	–	–	–	(17,393)	(17,393)
Balance at 31 December 2022		119	48,646	50	6,311	2,045	8,052	99,523	164,746
Total comprehensive income for the year		–	–	–	–	–	(4,222)	15,147	10,925
Capital reduction		–	(50,731)	–	–	–	–	50,731	–
Transactions with owners:
Exercise of options	20	–	40	–	–	–	–	–	40
Exercise of warrants	20	1	2,045	–	–	(2,045)	–	–	1
Share-based payment expense	20	–	–	–	581	–	–	–	581
Dividends declared in 2023	19	–	–	–	–	–	–	(13,298)	(13,298)
Balance at 31 December 2023		120	–	50	6,892	–	3,830	152,103	162,995

The accompanying notes form an integral part of these financial statements.

The following describes the nature and purpose of each reserve within equity:

Reserve	Description and purpose
Ordinary shares	Represents the nominal value of shares issued
Share premium account	Amount subscribed for share capital in excess of nominal value
Deferred shares	Represents the nominal value of shares issued, the shares have full capital distribution (including on wind up) rights and do not confer any voting or dividend rights, or any of redemption
Share-based payment reserve	Represents the accumulated balance of share-based payment charges recognised in respect of share options granted by the Company less transfers to retained deficit in respect of options exercised or cancelled/lapsed
Warrants – LNs	Represents the accumulated balance of share-based payment charges recognised in respect of warrants granted by the Company in respect to warrants granted to the loan note holders
Foreign currency translation reserve	Exchange differences arising on consolidating the assets and liabilities of the Group’s non-Pound Sterling functional currency operations (including comparatives) recognised through the Consolidated Statement of Other Comprehensive Income.
Retained earnings	Cumulative net gains and losses recognised in the Consolidated Statement of Comprehensive Income

Note: The issued share capital comprises of both ordinary and deferred shares and the total nominal value exceeds the required minimum issued capital of £50,000.

Gran Tierra UK Limited (formerly i3 Energy plc)	4

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023

Consolidated Statement of Changes in Equity

Consolidated Statement of Cash Flow

	Notes	Year ended 31 December 2023	Year ended 31 December 2022 * Restated
		£’000	£’000
OPERATING ACTIVITIES
Profit before tax		20,898	55,777
Adjustments for:
Depreciation and depletion	12	38,232	34,339
Loss on asset dispositions		–	9
Finance costs	8	8,663	7,865
Unrealised (gain) on risk management contracts	18	(860)	(858)
Non-cash other income		–	(215)
Unrealised FX loss	7	15	110
Share-based payments expense – employees (including NEDs)	7	581	1,092
Expenditure on decommissioning oil and gas assets	17	(3,722)	(2,190)
Current tax expense	9	(7,423)	(10,002)
Changes in non-cash working capital – operating activities	4	(6,776)	14,728
Net cash from operating activities		49,608	100,655
INVESTING ACTIVITIES
Acquisitions		(133)	(531)
Additions to property, plant & equipment	12	(23,155)	(74,445)
Disposal of property, plant & equipment		381	621
Additions to exploration and evaluation assets	13	(1,281)	(12,327)
Tax credit for R&D expenditure	9	184	–
Changes in non-cash working capital – investing activities	4	(5,232)	8,556
Net cash used in investing activities		(29,236)	(78,126)
FINANCING ACTIVITIES
Exercise of warrants and options		42	635
Employee tax on exercised share options		–	(6,432)
Repayment of H1-2019 LN facility	16	(28,856)	–
Issuance of debt facility	16	44,481	–
Payment of deferred finance costs	16	(2,039)	–
Principal payments on debt facility	16	(8,636)	–
Interest and other finance charges paid	8	(3,513)	(2,330)
Lease payments	16	–	(74)
Dividends declared	19	(13,298)	(17,393)
Changes in non-cash working capital – financing activities	4	(1,758)	2,040
Net cash used in financing activities		(13,577)	(23,554)
Effect of exchange rate changes on cash		152	2,250
Net Increase in cash and cash equivalents		6,947	1,225
Cash and cash equivalents, beginning of year		16,560	15,335
CASH AND CASH EQUIVALENTS, END OF YEAR		23,507	16,560

* The classification of certain comparative lines has been restated – see Note 2. Additional cash flow information is provided in note 4. The accompanying notes form an integral part of these financial statements.

Gran Tierra UK Limited (formerly i3 Energy plc)	5

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023

Notes To the Group Financial Statements

Notes To the Group Financial Statements

1	General information

Gran Tierra UK Limited (formerly i3 Energy plc) (“the Company”) is a Private Company, limited by shares, registered in England and Wales under the Companies Act 2006 with registered number 10699593. The Company’s ordinary shares were traded on the Toronto Stock Exchange and the AIM Market operated by the London Stock Exchange prior to the acquisition by Gran Tierra Energy Inc., as discussed in note 24. The address of the Company’s registered office is New 100 Longwater Avenue, Green Park, Reading, Berkshire, RG2 6GP.

The Company and its subsidiaries (together, “the Group”) principal activities consist of oil and gas production in Western Canadian Sedimentary Basin (“WCSB”) and of the appraisal of oil and gas assets on the UK Continental Shelf (“UKCS”).

2	Basis of preparation

The financial statements of Gran Tierra UK Limited have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements have been prepared under the historical cost convention, as modified by the financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss.

The financial information is presented in Pounds Sterling (£, GBP), which is the Company’s functional currency, and rounded to the nearest thousand unless otherwise stated. The functional currency of the Company’s UK subsidiary, Gran Tierra North Sea Limited (formerly i3 Energy North Sea Limited), is GBP, and the functional currency of its Canadian subsidiary, Gran Tierra Canada Ltd. (formerly i3 Energy Canada Limited), is CAD. A summary of period-average and period-end exchange rates is presented in the table below:

	Year ended 31 December 2023	Year ended 31 December 2022
Period-average GBP:CAD exchange rate	1.6778	1.6073
Period-end GBP:CAD exchange rate	1.6808	1.6283

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied unless otherwise stated.

Basis of Consolidation

The consolidated financial statements consolidate the audited financial statements of the Company and the financial statements of its subsidiary undertakings made up to 31 December 2023.

Subsidiaries are entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses, and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

Going concern

The Group ended the year with cash and cash equivalents of £23.5 million, current assets of £47.8 million, and current liabilities of £45.0 million. The Group’s debt primarily consisted of the £34.6 million carrying value of the CAD 75 million Debt Facility which amortises monthly toward its maturity in May 2026. During 2022, the Group generated £49.6 million of cash from operating activities.

Gran Tierra UK Limited (formerly i3 Energy plc)	6

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023

Notes To the Group Financial Statements

2	Basis of preparation - continued

The Directors have given careful consideration to the appropriateness of the going concern assumption, including cash forecasts through the end December 2025, committed capital expenditure, and the principal risks and uncertainties faced by the Group. The cash flow forecasts reflect the CAD 75 million credit facility secured in March 2024 which was reduced to CAD 50 million in October 2024 and cash proceeds from various asset dispositions which occurred after 31 December 2023. This assessment also considered various downside scenarios including a combined downside scenario with a 15% reduction in strip commodity prices and a production run rate of 80%, risks which are partially mitigated by the risk management contracts the Group currently has in place.

On 31 October 2024 i3 Energy plc became a wholly owned subsidiary of Gran Tierra Energy Inc (“Gran Tierra”). Refer to note 24 for further details. Although the cash flow forecasts demonstrate that the Gran Tierra UK Limited is self-funding throughout the lookout period, the Gran Tierra Gorup has expressed its continued financial support through the going concern assessment period.

Following this review, the Directors are satisfied that the Group has sufficient resources to operate and to meet their commitments as they come due over the going concern period which considers at least 12 months from the date of approval of the financial statements. Accordingly, the Directors continue to adopt the going concern basis in preparing the financial statements for the year ended 31 December 2023.

Reclassification of comparative information

Following an increase in decommissioning expenditure in 2023, first payments of Canadian corporate income tax, and a review of the financial statements, the Group has elected to change the presentation and classification of certain items within the Consolidated Statement of Financial Position and the Consolidated Statement of Cash Flow. There has been no change to the reported total comprehensive income, net assets or net current assets, or total increase in cash and cash equivalents for the year ended 31 December 2022. These reclassification changes are as follows:

•	Income taxes payable of £9,873 thousand were previously presented within Trade and other payables. This liability is now presented as a separate line item of the Consolidated Statement of Financial Position. This reclassification had no impact on total current liabilities or net current liabilities.

•	Expenditure on decommissioning oil and gas assets of £437 thousand has been reclassified from investing activities to operating activities within the Consolidated Statement of Cash Flow.

•	Non-cash changes in working capital are now presented separately in each of the cash from or used in operating activities, investing activities, and financing activities sections of the Consolidated Statement of Cash Flow. This had no impact on the respective subtotals within each section. Further cash flow information is provided in note 4.

3	Significant accounting policies

Financial instruments

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and cash held on current account or on short-term deposits at variable interest rates with original maturity periods of up to three months. Any interest earned is accrued monthly and classified as interest income within finance income.

Trade and other receivables

Trade and other receivables are initially recognised at fair value when related amounts are invoiced then carried at this amount less any impairment of these receivables using the expected credit loss model. A provision for impairment is made when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Company will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of receivables is reduced through use of an allowance account. Impaired debts are derecognised when they are assessed as uncollectible.

Gran Tierra UK Limited (formerly i3 Energy plc)	7

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023

Notes To the Group Financial Statements

3	Significant accounting policies - continued

Trade and other payables

These financial liabilities are all non-interest bearing and are initially recognised at the fair value of the consideration payable.

Loan Notes

These financial liabilities are all interest bearing and are initially recognised at amortised cost and include the transaction costs directly related to the issuance. The transaction costs are amortised using the effective interest rate method over the life of the Loan Notes.

Financial liabilities at Fair Value Through Profit or Loss (“FVTPL”)

Financial liabilities at FVTPL comprise of the Group’s risk management contracts and non-current accounts payable. Financial liabilities are classified as at FVTPL when the financial liability is (i) contingent consideration that may be paid by an acquirer as part of a business combination to which IFRS 3 applies, (ii) held for trading, or (iii) it is designated as at FVTPL.

A financial liability is classified as held for trading if:

•	it has been incurred principally for the purpose of repurchasing it in the near term; or

•	on initial recognition it is part of a portfolio of identified financial instruments that the Company manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

A financial liability other than a financial liability held for trading or contingent consideration that may be paid by an acquirer as part of a business combination may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial liability forms part of a group of financial assets or financial liabilities or both, which is managed, and its performance is evaluated on a fair value basis, in accordance with the Company’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IFRS Financial Instruments: Recognition and Measurement permits the entire combined contract (asset or liability) to be designated as at FVTPL.

Financial liabilities at FVTPL are stated at fair value, with any gains or losses arising on re-measurement recognised in profit or loss. The net gain or loss recognised in profit or loss incorporates any interest paid on the financial liability and is included in the ‘other gains and losses’ line item in the consolidated statement of comprehensive income.

Risk management contracts

Financial risk management contracts are measured and recognised in accordance with the Group’s accounting policy for financial liabilities at FVTPL as described above. Physical risk management contracts represent physical delivery sales contracts in the ordinary course of business and are therefore not recorded at fair value in the consolidated financial statements. Settlements on these physical risk management contracts are recognised within realised gains or losses on risk management contracts at the time of settlement.

Embedded derivatives

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at FVTPL.

Gran Tierra UK Limited (formerly i3 Energy plc)	8

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023

Notes To the Group Financial Statements

3	Significant accounting policies - continued

Leases

Lease liabilities are initially measured at the present value of lease payments unpaid at the commencement date. Lease payments are discounted using the incremental borrowing rate (being the rate that the lessee would have to pay to borrow the funds necessary to obtain an asset of similar value in a similar economic environment with similar terms and conditions) unless the rate implicit in the lease is available. The Group currently uses the rate implicit in the lease as the discount rate for all leases. For the purposes of measuring the lease liability, lease payments comprise fixed payments.

Right-of-use assets are measured at cost, which comprises the initial measurement of the lease liability, plus any lease payments made prior to lease commencement, initial direct costs incurred and the estimated cost of restoration or decommissioning, less any lease incentives received. The right-of-use assets is depreciated on a straight-line basis over their expected useful lives. Right-of-use assets are subject to an impairment test if events and circumstances indicate that the carrying value may exceed the recoverable amount.

Lease repayments made are allocated to capital repayment and interest so as to produce a constant periodic rate of interest on the remaining lease liability balance.

Right-of-use assets are presented within property, plant, and equipment. Lease liabilities are presented within borrowings and leases. In the cash flow statement, lease repayments (both the principal and interest portion) are presented within cash used in financing activities, except for payments for leases of short-term and low-value assets and variable lease payments, which are presented within cash flows from operating activities.

Leases of low-value items (such as office equipment) and short-term leases (where the lease term is 12 months or less) are expensed on a straight-line basis to the Consolidated Statement of Comprehensive Income.

Inventory

Inventories comprise oil and gas in tanks and field parts and supplies, all of which are stated at the lower of production cost (including royalties, depletion and amortisation of plant, property, and equipment), and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business less marketing costs. The cost of inventory is recognised in production costs and the royalty portion in royalties in the period in which the related revenue is recognised.

Equity

Equity instruments issued by the Company are usually recorded at the proceeds received, net of direct issue costs, and allocated between called up share capital and share premium accounts as appropriate.

Foreign currency

Transactions denominated in currencies other than functional currency are translated at the exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are re-translated at the rate of exchange ruling at the balance sheet date. All differences that arise are recorded in the consolidated statement of comprehensive income. The functional currency of the Company is GBP, and the Group results and financial position are presented in GBP.

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated at exchange rates prevailing on the reporting date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in a separate component of equity (attributed to non-controlling interests as appropriate).

Taxation

Tax is recognised in profit or loss, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case, the tax is also recognised in other comprehensive income or directly in equity respectively.

Gran Tierra UK Limited (formerly i3 Energy plc)	9

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023

Notes To the Group Financial Statements

3	Significant accounting policies - continued

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit. However, deferred tax liabilities are not recognised if they arise from the initial recognition of goodwill; deferred tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss.

In principle, deferred tax liabilities are recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilised.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred tax assets and liabilities relate to taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Deferred tax is calculated at the tax rates that are enacted or substantively enacted. Deferred tax assets and liabilities are not discounted.

Intangible assets – Exploration and evaluation expenditures (E&E)

Drilling costs and intangible licences

The Group applies the successful efforts method of accounting for oil and gas assets, having regard to the requirements of IFRS 6 Exploration for and Evaluation of Mineral Resources. Costs incurred prior to obtaining the legal rights to explore an area are expensed immediately to the consolidated statement of comprehensive income.

Expenditure incurred on the acquisition of a licence interest is initially capitalised within intangible assets on a field-by-field basis. Costs are held, unamortised, within Petroleum mineral leases until such time as the exploration phase of the field area is complete or commercial reserves have been discovered. The cost of the licence is subsequently transferred into property, plant and equipment and depreciated over its estimated useful economic life.

Exploration expenditure incurred in the process of determining exploration targets is capitalised initially within intangible assets as drilling costs. Drilling costs are initially capitalised on a well-by-well basis until the success or otherwise has been established. Drilling costs are written off on completion of a well unless the results indicate that hydrocarbon reserves exist and there is a reasonable prospect that these reserves are commercially viable. Drilling costs are subsequently transferred into ‘Drilling expenditure’ within property, plant and equipment and depreciated over their estimated useful economic life.

Gran Tierra UK Limited (formerly i3 Energy plc)	10

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023

Notes To the Group Financial Statements

3	Significant accounting policies - continued

Impairment

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. This includes consideration of the IFRS 6 impairment indicators for any intangible exploration and evaluation expenditure capitalised as intangible assets. Examples of indicators of impairment include whether:

(a) the period for which the entity has the right to explore in the specific area has expired during the period or will expire in the near future and is not expected to be renewed.

(b) substantive expenditure on further exploration for and evaluation of mineral resources in the specific area is neither budgeted nor planned.

(c) exploration for and evaluation of mineral resources in the specific area have not led to the discovery of commercially viable quantities of mineral resources and the entity has decided to discontinue such activities in the specific area.

(d) sufficient data exist to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation asset is unlikely to be recovered in full from successful development or by sale.

If any such indication exists, or when annual impairment testing for an asset is required, the Group makes an estimate of the asset’s recoverable amount, which is the higher of its fair value less costs to sell and its value in use. Any impairment identified is recorded in the consolidated statement of comprehensive income.

Development expenditure

When the technical feasibility and commercial viability of extracting a mineral resource are demonstrable, the net capitalised costs incurred to date in respect of those reserves are reclassified as oil and gas assets within property, plant and equipment. This typically occurs when commercial reserves have been found and a field development plan has been approved. The costs are subsequently depreciated from the commencement of production as described in the accounting policy for property, plant and equipment.

Gran Tierra UK Limited (formerly i3 Energy plc)	11

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

3	Significant accounting policies - continued

Property, plant and equipment

Oil and gas assets - cost

Oil and gas assets are accumulated generally on a cost generating unit (CGU) basis and represent the cost of developing the commercial reserves discovered and bringing them into production, together with the intangible exploration and evaluation asset expenditures incurred in finding commercial reserves transferred from intangible exploration and evaluation assets. The cost of oil and gas properties also includes the cost of directly attributable overheads, borrowing costs capitalised and the cost of recognising provision for future restoration and decommissioning.

Oil and gas assets - depreciation and depletion

Oil properties, including certain related pipelines, are depreciated using a unit-of-production method. The cost of producing wells is amortised over proved plus probable reserves. Licence acquisition, common facilities and future decommissioning costs are amortised over total proved plus probable reserves. The unit-of-production rate for the depreciation of common facilities takes into account expenditures incurred to date, together with estimated future capital expenditure expected to be incurred relating to as yet undeveloped reserves expected to be processed through these common facilities.

Oil and gas assets - impairment

An impairment test is performed in accordance with IAS 16 Property, Plant and Equipment whenever events and circumstances arising during the development or production phase indicate that the carrying value of an oil and gas property may exceed its recoverable amount.

The carrying value is compared against the expected recoverable amount of the asset, generally by reference to the present value of the future net cash flows expected to be derived from production of commercial reserves. The cash-generating unit applied for impairment test purposes is generally the field, except that a number of field interests may be grouped as a single cash-generating unit where the cash inflows of each field are interdependent.

Any impairment identified is charged to the statement of comprehensive income. Where conditions giving rise to impairment subsequently being reversed, the effect of the impairment charge is also reversed as a credit to the statement of comprehensive income, net of any depletion that would have been charged since the impairment.

Non-oil and gas assets

Property, plant and equipment is stated at cost less accumulated depreciation and any accumulated impairment losses. Depreciation is provided on all property, plant, and equipment to write off the cost less estimated residual value of each asset over its expected useful economic life on a straight-line basis at the following annual rates:

•	Office equipment – 20% or straight line over the life of the equipment, whichever is the lesser

•	Field equipment – between 5% and 25%

All assets are subject to annual impairment reviews where indicators of impairment are present.

Property, plant, and equipment – disposals

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

Gran Tierra UK Limited (formerly i3 Energy plc)	12

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

3	Significant accounting policies - continued

Decommissioning provision

Liabilities for decommissioning costs are recognised when the Group has an obligation to plug and abandon a well, dismantle and remove a facility or an item of plant and to restore the site on which it is located, and when a reliable estimate of that liability can be made. Where an obligation exists for a new facility or item of plant, such as oil production or transportation facilities, this liability will be recognised on construction or installation. Similarly, where an obligation exists for a well, this liability is recognised when it is drilled. An obligation for decommissioning may also crystallise during the period of operation of a well, facility or item of plant through a change in legislation or through a decision to terminate operations; an obligation may also arise in cases where an asset has been sold but the subsequent owner is no longer able to fulfil its decommissioning obligations, for example due to bankruptcy. The amount recognised is the present value of the estimated future expenditure determined in accordance with local conditions and requirements. The provision for the costs of decommissioning wells, production facilities and pipelines at the end of their economic lives is estimated using existing technology, at future prices, depending on the expected timing of the activity, and discounted using a risk-free rate.

An amount equivalent to the decommissioning provision is recognised as part of the corresponding intangible asset (in the case of an exploration or appraisal well) or property, plant, and equipment. The decommissioning portion of the property, plant and equipment is subsequently depreciated at the same rate as the rest of the asset. Other than the unwinding of discount on or utilisation of the provision, any change in the present value of the estimated expenditure is reflected as an adjustment to the provision and the corresponding asset where that asset is generating or is expected to generate future economic benefits. If government assistance is obtained to reduce the liability, the carrying value of the decommissioning provision and the corresponding E&E or PP&E asset are reduced by the estimated amount of the extinguished liability.

Joint operations

The majority of the Group’s exploration and production activities are conducted jointly with others and, accordingly, these consolidated financial statements reflect only the Group’s interest in such activities.

Revenue

Revenue from contracts with customers is recognised, net of royalties, when or as the Group satisfies a performance obligation by transferring control of a promised good or service to a customer. The transfer of control of oil, natural gas, natural gas liquids and petroleum, and other items usually coincides with title passing to the customer and the customer taking physical possession. The Group principally satisfies its performance obligations at a point in time; the amounts of revenue recognised relating to performance obligations satisfied over time are not significant.

When, or as, a performance obligation is satisfied, the Group recognises as revenue the amount of the transaction price that is allocated to that performance obligation. The transaction price is the amount of consideration to which the Group expects to be entitled. The transaction price is allocated to the performance obligations in the contract based on standalone selling prices of the goods or services promised.

Contracts for the sale of commodities are typically priced by reference to quoted prices. Revenue from term commodity contracts is recognised based on the contractual pricing provisions for each delivery. Certain of these contracts have pricing terms based on prices at a point in time after delivery has been made. Revenue from such contracts is initially recognised based on relevant prices at the time of delivery and subsequently adjusted as appropriate. All revenue from these contracts, both that recognised at the time of delivery and that from post-delivery price adjustments, is disclosed as revenue from contracts with customers.

Royalty income is recognised as it accrues in accordance with the terms of the overriding royalty agreements.

Processing income is recognised at the time the services are rendered.

Finance income

Finance income consists of bank interest on cash and cash equivalents which is recognised as accruing on a straight-line basis, over the period of the deposit.

Gran Tierra UK Limited (formerly i3 Energy plc)	13

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

3	Significant accounting policies - continued

Share-based payments

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The fair value excludes the effect of non-market-based vesting conditions.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Company’s estimate of equity instruments that will eventually vest. At each balance sheet date, the Company revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognised in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves. When non-employee share options or warrants are exercised, the initial fair value ascribed to the instruments and recorded as a reserve is reclassified to share premium.

Business combinations

Acquisitions of business are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interest issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognised in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired, and the liabilities assumed are recognised at their fair value at the acquisition date.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirers previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired, and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirers previously held interest in the acquiree (if any), the excess is recognised immediately in profit or loss as a bargain purchase gain.

Segmental reporting

In the opinion of the Board of Directors, being the Chief Operating Decision Maker, the Group has one class of business, being the exploration for, and the development and production of, oil and gas reserves and other related activities. The Group’s primary reporting format is determined to be the geographical segment according to the location of the oil and gas asset, currently Canada and UK / Corporate.

Changes in accounting standards

The standards which applied for the first time this year have been adopted and have not had a material impact.

Standards which are in issue but not yet effective:

At the date of authorisation of these financial statements, the following Standards and Interpretation, which have not yet been applied in these financial statements, were in issue but not yet effective. The Group does not anticipate they will have a material impact.

i.	Amendments to IFRS 10 and IAS 28 Sale or Contribution of Assets between an Investor and its Associate or Joint Venture

ii.	Amendments to IAS 1 Classification of Liabilities as Current or Non-current

iii.	Amendments to IAS 1 Non-current Liabilities with Covenants

iv.	Amendments to IAS 7 and IFRS 7 Supplier Finance Arrangements

v.	Amendments to IFRS 16 Lease Liability in a Sale and Leaseback

The Group has not early adopted any of the above standards and intends to adopt them when they become effective.

Gran Tierra UK Limited (formerly i3 Energy plc)	14

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

3	Significant accounting policies - continued

Critical accounting judgements and key sources of estimation uncertainty

The preparation of financial statements using accounting policies consistent with IFRS requires the Directors to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of income and expenses. The preparation of financial statements also requires the Directors to exercise judgement in the process of applying the accounting policies. Changes in estimates, assumptions and judgements can have a significant impact on the financial statements.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised prospectively from the period in which the estimates are revised.

Critical Accounting Judgements

The following are critical judgements, apart from those involving estimations (which are presented separately below), that the Directors have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognises in the financial statements.

Carrying value of intangible exploration and evaluation assets

At 31 December 2023, the Group held oil and gas E&E assets of £63.1 million (2022: £62.1 million), note 13. The carrying value of E&E assets are assessed for impairment when there is an indication that the asset may be impaired. In making this judgement the Management considers the indicators of impairment in the intangible exploration and evaluation asset accounting policies set out above. For its UK assets, management has considered the results of the 31 December 2022 impairment test which used a discounted cash flow model of a one well development of the Serenity field and has concluded that there were no developments in 2023 which would change the conclusions reached at the time, and therefore that no indicators of impairment were present. A one well development may be dependent on access to infrastructure at neighbouring fields which may not become available to the Group, and therefore the commercial development of Serenity is not certain.

For its Canada assets, management has considered the recency of the land purchases, budgeted spend, the plans to further appraise the Clearwater play and the fact that there is no observable data which would suggest that the carrying value of the Clearwater play is below that of its value from successful development or sale, and have concluded that no indicators of impairment were present.

Carrying value of property, plant and equipment – oil and gas assets

At 31 December 2023, the Group held oil and gas PP&E assets of £205.6 million (2022: £236.4 million), note 12. These assets are subject to an annual impairment assessment under IAS 36 ‘Impairment of assets’ whereby management is first required to consider if there are any indicators of impairment, and if so, management is then required to estimate the asset’s recoverable amounts. The judgement over indicators of impairment considers several internal and external factors, including changes in estimated commercial reserves, changes in commodity prices, and changes in expected future operating and capital expenditure, decommissioning expenditure, the NPV10 of 2P reserves per the 31 December 2023 independent competent person’s report, and increases in cost of capital which may indicate a higher discount rate is likely required in assessing the asset’s recoverable amount. There is also judgement in defining the Group’s cash-generating units, which is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or group of assets. After considering the above, Management has concluded that there were no indicators of impairment of oil and gas PP&E assets as at 31 December 2023.

Gran Tierra UK Limited (formerly i3 Energy plc)	15

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

3	Significant accounting policies - continued

Key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the reporting period that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

Commercial hydrocarbon reserves estimates

Commercial hydrocarbon reserves are those that can be economically extracted from the Group’s oil and gas assets. These estimates are based on information compiled by independent qualified persons, GLJ Ltd., as at 31 December 2023 and 31 December 2022 and consider a number of factors, including assumptions about future commodity prices, production rates, operating costs, exchange rates, and various geological and geophysical technical factors to model reservoir size, quality, and extractability. Reserve estimates may change from period to period. Changes to reserves estimates may have a material impact on the depletion charge for oil and gas PP&E assets, the decommissioning provision, the carrying value of deferred tax assets, and the Group’s conclusions around indicators of impairment for oil and gas PP&E assets. The reserve reports are available at https://i3.energy/. Highlights from the 31 December 2023 estimates are provided in note 24.

The Group estimates it commenced the year with 182 MMboe of proved plus probable reserves. A 2.0 MMboe increase/decrease to this estimate would have decreased/increased the oil and gas depletion charge for the period by £420 thousand, respectively.

Decommissioning costs

At 31 December 2023 the Group had recorded a decommissioning provision of £81.4 million (2022: £93.3 million). In estimating the amount of the provision, Management makes various assumptions around costs, time to abandonment and inflation rates, which are discounted at long term government bond rates, see note 17.

The most difficult, subjective, or complex assumptions include the inflation rate and the discount rate, which have been selected based on market rates published by the Bank of Canada. A 0.5% increase/decrease in the inflation rate would have increased/decreased the decommissioning provision by £12.4 million and £10.5 million, respectively. A 0.5% increase/decrease in the discount rate would have decreased/increased the decommissioning provision by £10.3 million and £12.3 million, respectively. A 2.0% increase/decrease in the inflation rate would have increased/decreased the decommissioning provision by £61.6 million and £29.8 million, respectively. A 2.0% increase/decrease in the discount rate would have decreased/increased the decommissioning provision by £29.2 million and £62.1 million, respectively.

Recognition and measurement of deferred tax assets

At 31 December 2023, the Group held deferred tax liabilities of £9.8 million (2022: £11.7 million) which result from temporary differences at the Group’s Canadian operations. This liability has been reduced by certain deferred tax assets from deductible temporary differences at the Group’s Canadian operations. In accordance with IAS 12 ‘Income Taxes’, deferred tax assets shall be recognised for all deductible temporary differences to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilised. The Group has generated positive cash flows and profits from its Canadian operations in 2023 and expects to continue to do so in the future. Management has applied judgement in determining the extent to which it is probable that taxable profits will be available based on estimates of future profits, which include estimates of commercial reserves, oil, gas and NGL prices, operating and capital expenditure, and decommissioning expenditure. If future taxable profits differ from these estimates, the deferred tax asset associated with these deductible temporary differences could be derecognised and result in a deferred tax charge to the consolidated statement of comprehensive income.

Gran Tierra UK Limited (formerly i3 Energy plc)	16

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

4	Cash flow information

Included within cash and cash equivalents is £321 thousand of restricted cash (2022: £354 thousand), which relates to guarantees for product marketing. The debt reconciliation is shown in note 16.

A reconciliation of the changes in non-cash working capital balances for the year ended 31 December 2023 and their impacts on the various sections of the consolidated statement of cash flow is presented below:

	Trade and other receivables	Inventory	Trade and other payables	Income taxes receivable / (payable)	Other non- current liabilities	Total
	£’000	£’000	£’000	£’000	£’000	£’000
Closing balance	20,534	1,847	(27,640)	205	(84)
Opening balance	34,843	2,099	(45,973)	(9,873)	–
Increase / (decrease) in cash	14,309	252	(18,333)	(10,078)	84	(13,766)
Generated from / (used in):
Operating activities	13,835	252	(10,869)	(10,078)	84	(6,776)
Investing activities	474	–	(5,706)	–	–	(5,232)
Financial activities	–	–	(1,758)	–	–	(1,758)
Increase / (decrease) in cash	14,309	252	(18,333)	(10,078)	84	(13,766)

A reconciliation of the changes in non-cash working capital balances for the year ended 31 December 2022 and their impacts on the various sections of the consolidated statement of cash flow is presented below:

	Trade and other receivables	Inventory	Trade and other payables	Income taxes payable	Other non- current liabilities	Total
	£’000	£’000	£’000	£’000	£’000	£’000
Closing balance	34,843	2,099	(45,973)	(9,873)	–
Opening balance	25,503	665	(19,709)	–	(557)
Change	(9,340)	(1,434)	26,264	9,873	(557)
Non-cash gain on DPIB	–	–	–	–	518
Increase / (decrease) in cash	(9,340)	(1,434)	26,264	9,873	(39)	25,324
Generated from / (used in):
Operating activities	(8,543)	(1,434)	14,832	9,873	–	14,728
Investing activities	(797)	–	10,624	–	(1,271)	8,556
Financial activities	–	–	808	–	1,232	2,040
Increase / (decrease) in cash	(9,340)	(1,434)	26,264	9,873	(39)	25,324

5	Segmental reporting

The Chief Operating Decision Maker (CODM) is the Board of Directors. They consider that the Group operates as two segments, as follows:

•	UK / Corporate - That of Corporate activities in the UK and oil and gas exploration, appraisal and development on the UKCS.

•	Canada – That of oil and gas production in the WCSB.

Gran Tierra UK Limited (formerly i3 Energy plc)	17

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

5	Segmental reporting - continued

Such components are identified on the basis of internal reports that the Board reviews regularly. The following is an analysis of the Group’s revenue and results by reportable segment in 2023:

	UK / Corporate £’000	Canada £’000	Total £’000
Revenue	–	146,314	146,314
Production costs	–	(71,348)	(71,348)
Loss on risk management contracts	–	2,048	2,048
Depreciation and depletion	(4)	(38,228)	(38,232)
Gross (loss) / profit	(4)	38,786	38,782
Administrative expenses	(3,199)	(6,662)	(9,861)
(Loss) on bargain purchase and asset dispositions	–	–	–
Operating (loss) / profit	(3,203)	32,124	28,921
Finance income	–	640	640
Finance costs	(5,590)	(3,073)	(8,663)
(Loss) / profit before tax	(8,793)	29,691	20,898
Tax (charge) for the year	(341)	(5,410)	(5,751)
(Loss) / profit for the year	(9,134)	24,281	15,147

The following is an analysis of the Group’s revenue and results by reportable segment in 2022:

	UK / Corporate £’000	Canada £’000	Total £’000
Revenue	–	208,436	208,436
Production costs	–	(76,418)	(76,418)
Loss on risk management contracts	–	(18,990)	(18,990)
Depreciation and depletion	(4)	(34,335)	(34,339)
Gross (loss) / profit	(4)	78,693	78,689
Administrative expenses	(6,821)	(8,217)	(15,038)
(Loss) on bargain purchase and asset dispositions	–	(9)	(9)
Operating (loss) / profit	(6,825)	70,467	63,642
Finance costs	(5,179)	(2,686)	(7,865)
(Loss) / profit before tax	(12,004)	67,781	55,777
Tax (charge) / credit for the year	–	(13,826)	(13,826)
(Loss) / profit for the year	(12,004)	53,955	41,951

The following is an analysis of the Group’s assets and liabilities by reportable segment as at 31 December 2023 and the capital expenditure for the year then ended:

	UK / Corporate £’000	Canada £’000	Total £’000
Total assets	56,041	260,553	316,594
Total liabilities	(35,606)	(117,993)	(153,599)
Capital expenditure – E&E	275	1,006	1,281
Capital expenditure – PP&E	–	23,155	23,155

Gran Tierra UK Limited (formerly i3 Energy plc)	18

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

5	Segmental reporting - continued

The following is an analysis of the Group’s assets and liabilities by reportable segment as at 31 December 2022 and the capital expenditure for the year then ended:

	UK / Corporate £’000	Canada £’000	Total £’000
Total assets	57,500	295,712	353,212
Total liabilities	(30,166)	(158,300)	(188,466)
Capital expenditure – E&E	5,650	6,677	12,327
Capital expenditure – PP&E	–	75,793	75,793

6	Revenue

All revenue is derived from contracts with customers and is comprised of the sale of oil and gas and processing income, net of royalties, as follows:

	2023 £’000	2022 £’000
Oil and condensate	95,628	113,003
Natural gas liquids	23,319	40,142
Natural gas	39,191	77,656
Royalty interest	3,263	4,890
Oil and gas sales	161,401	235,691
Royalties	(21,397)	(33,536)
Revenue from the sale of oil and gas	140,004	202,155
Processing income	5,819	5,995
Other operating income	491	286
Total revenue	146,314	208,436

All revenue is from the Group’s Canadian operations. Revenue from the sale of oil and natural gas liquids is recognised at the point in time when title transfers to the purchaser. Processing income is recognised at the time the service is rendered.

During the year ended 31 December 2023, three (2022: three) customers individually totalled more than 10% of total revenues, totalling 87% (2022: 81%) in aggregate and 40%, 26%, and 21%, individually (2022: 35%, 25%, and 32%).

7	Administrative expenses

	2023 £’000	2022 £’000
Directors’ fees	345	323
Employee costs*	5,293	9,982
Professional fees**	1,918	1,830
Other	2,419	2,285
Realised FX (gain) / loss	(129)	505
Unrealised FX loss	15	113
Total administrative expenses	9,861	15,038

Gran Tierra UK Limited (formerly i3 Energy plc)	19

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

7	Administrative expenses - continued

* Group staff costs comprised:

	2023 £’000	2022 £’000
Wages, salaries, and benefits	7,232	11,602
Cash pool LTIP awards	185	–
Social security costs	362	1,189
Contributions to retirement savings plans	331	304
Share-based payments expense – employees (including NEDs)	581	1,092
Total staff costs	8,691	14,187
Capitalised salaries and overhead recoveries	(3,398)	(4,205)
Charge to the profit or loss	5,293	9,982

The Company had an average of two staff during the year ended 31 December 2023 (2022: two) and paid £1,073 thousand of wages, salaries and benefits and £102 thousand of social security costs (2022: £1,050 thousand and £137 thousand, respectively). The Non-Executive Directors of the Group are not considered staff, and their remuneration is disclosed in note 10.

On 9 November 2023 the Group granted £1,837 thousand of Cash pool LTIP awards which vest according to the same terms of the 9 November 2023 share option grant as disclosed in note 20. The resulting expense is recognised in administrative costs over the vesting term and presented within trade and other payables and other non-current liabilities depending on the expected time of payment.

The average number of persons employed by the Group, including Executive Directors, was:

Average number of persons employed	2023 Number	2022 Number
Operations	33	31
Corporate and administration	28	25
Total	61	56

** Included within professional fees are fees payable to the Company’s auditor and its associates for the following:

	2023 £’000	2022 £’000
Audit services
The audit of the Company’s annual accounts	142	130
Total audit fees	142	130
Advisory on certain employment matters	1	1
Procedures related to the Group’s interim financial statements	3	3
Total	146	134

Gran Tierra UK Limited (formerly i3 Energy plc)	20

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

8	Finance costs

	2023 £’000	2022 £’000
Accretion of loan notes (note 16)	1,615	3,386
Cash interest expense on loan notes (note 16)	951	2,309
Unwinding of discount on decommissioning provision (note 17)	2,771	2,667
Interest on Debt Facility (Note 16)	2,258	–
Amortisation of deferred finance costs (Note 16)	667	–
Bank charges and interest on creditors	305	21
(Gain) / loss on financial instrument at FVTPL (note 15)	–	(518)
FX loss on Debt Facility (Note 16)	96	–
Total finance costs	8,663	7,865

9	Taxation

Taxation credit

The below table reconciles the tax charge for the year to the profit before tax per the consolidated statement of comprehensive income.

	2023 £’000	2022 £’000
Profit before income tax	20,898	55,777
Rate of Corporate Tax in Canada	23%	23%
Expected tax charge	4,807	12,829
Effects of:
Interest and other not deductible for SCT or EPL	1,155	1,993
Permanent differences	530	1,213
Foreign tax rate difference	(619)	(5,041)
Change in estimated pool balances	–	22
Derecognition of deferred tax asset	62	2,810
R&D tax credit received	(184)	–
Total income tax charge	5,751	13,826

Of which:	2023 £’000	2022 £’000
Current tax charge	7,239	10,002
Deferred tax (credit) / charge	(1,488)	3,824
Total income tax charge	5,751	13,826

The current tax charge of £7,239 thousand in 2023 resulted from taxable income in the Group’s Canadian subsidiary, i3 Canada, which was payable on instalment throughout 2023 and into the first half of 2024. In 2023 the Group received £184 thousand in R&D tax credit refunds in the UK in respect of the 2020 and 2021 fiscal years which is included in the current tax expense.

Gran Tierra UK Limited (formerly i3 Energy plc)	21

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

9	Taxation - continued

In 2022 the Energy Profits Levy (EPL) was introduced at a rate of 25% with effect from 26 May 2022 and increased to 35% effective 1 January 2023. This, along with the Ring Fence Corporation Tax (RFCT) at 30% and the Supplementary Charge (SCT) of 10% brings the overall tax rate in the UK to 75%. The EPL will remain in effect until 31 March 2028, although in 2023, the UK governance announced that the EPL will switch off if commodity prices remain below threshold prices. The Group will not be impacted by the EPL until such time as taxable profits are generated in the UK. The combined corporate rate of taxation in Canada remained unchanged at 23%.

Deferred tax

The components of the net deferred tax asset and the movement during the year is summarised as follows:

	At 31 December 2022	Acquired during the year	Recognised in income	FX movement	At 31 December 2023
	£’000	£’000	£’000	£’000	£’000
UK:
Deferred tax assets:
Losses	37,520	–	847	–	38,367
Unrecognised deferred tax asset	(15,123)	–	(641)	–	(15,764)
Deferred tax liabilities:
PP&E	(22,397)	–	(206)	–	(22,603)
Net deferred tax asset	–	–	–	–	–
Canada:
Deferred tax assets:
Decommissioning provision	21,466	–	(2,088)	(667)	18,711
Losses	–	–	–	–	–
Other	234	–	(13)	(7)	214
Unrecognised deferred tax asset	(4,180)	–	279	130	(3,771)
Deferred tax liabilities:
Risk management contracts	(168)	–	(198)	6	(360)
PP&E	(29,019)	–	3,508	900	(24,611)
Net deferred tax liability	(11,667)	–	1,488	362	(9,817)

Net deferred tax liability	(11,667)	–	1,488	362	(9,817)

Deferred tax assets of £15,764 thousand and £3,771 thousand have not been recognised in respect of tax losses and allowances in the UK and Canada, respectively, due to uncertainty over the availability of future taxable profits to offset these losses against. The unrecognised deferred tax asset in Canada relates to the Group’s successor mineral resource tax pools which can only be utilised against future income from certain properties acquired from Toscana in 2020.

The Group recognised a net deferred tax liability through a deferred tax credit of £1,488 thousand for changes in net deductible temporary differences in the year and £362 thousand for FX movements during the year. The deferred tax asset has been recognised in Canada to the extent that the Group anticipates probable future taxable profits against which the assets can be utilised.

Gran Tierra UK Limited (formerly i3 Energy plc)	22

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

9	Taxation - continued

The Group’s estimated tax pools are summarised in the following table. All other tax pools held by the Group do not expire.

	31 December 2023 £’000	31 December 2022 £’000
UK:
Taxable losses	39,233	38,927
Mineral extraction allowances	52,705	52,466
Total	91,938	91,393
Canada:
Canadian exploration expense (CEE, deductible at 100% p.a.)	1,611	1,623
Canadian development expense (CDE, deductible at 30% p.a.)	33,502	37,870
Canadian oil and gas property expense (COGPE, deductible at 10% p.a.)	50,744	58,478
Undepreciated capital cost (UCC, deductible at 25% p.a.)	20,194	18,867
Other (deductible at various rates p.a.)	930	1,019
Total	106,981	117,857

10	Directors’ remuneration

	Salary / Fees	Bonus	Share based payments	Total
2023	£’000	£’000	£’000	£’000
Executive Directors
Majid Shafiq *	500	167	–	667
Ryan Heath	304	99		403
Non-Executive Directors
Neill Carson	75	–	–	75
Richard Ames	75	–	–	75
Linda Beal	75	–	–	75
John Festival	120	–	–	120
Total	1,149	266	–	1,415

2022	Salary / Fees	Bonus	Share based payments	Total
Executive Directors
Majid Shafiq *	487	833	3,507	4,827
Graham Heath	702	668	2,596	3,966
Ryan Heath	295	535	2,511	3,341
Non-Executive Directors
Neill Carson	68	–	227	295
Richard Ames	68	–	227	295
Linda Beal	106	–	117	223
John Festival	81	–	223	304
Total	1,807	2,036	9,408	13,251

* Highest paid director

Gran Tierra UK Limited (formerly i3 Energy plc)	23

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

10	Directors’ remuneration - continued

Share based payments represent the difference between the exercise price and the market value of i3 shares on the date of exercise, multiplied by the number of options exercised.

The bonuses in the table above are presented on a cash-paid basis. Historically, the annual bonus cycle spanned the 12-month period from 1 July to 30 June of the following year. This was adjusted to a calendar-year cycle in 2023, and accordingly, the bonuses in 2023 were prorated and paid for half a year, relative to a full year payment in 2022.

Included in Graham Heath Salary / Fees in 2022 is a one-time compensation for loss of office payment of £417 thousand upon his retirement in September 2022.

During each of 2023 and 2022 the Group contributed £2 thousand and £9 thousand to Majid Shafiq’s and Ryan Heath’s retirement savings plans, respectively.

11	Earnings per share

From continuing operations

Basic earnings or loss per share is calculated as profit/(loss) for the year, adjusted to exclude any costs of servicing equity (other than dividends), divided by the weighted average number of ordinary shares, adjusted for any bonus element.

Diluted earnings or loss per share amounts are calculated by dividing losses or profits for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year, plus the weighted average number of shares that would be issued on the conversion of dilutive potential ordinary shares into ordinary shares.

The calculation of the basic and diluted earnings per share is based on the following data:

	Year Ended 31 December 2023	Year Ended 31 December 2022
Earnings
Earnings for the purposes of basic and diluted earnings per share being net profit attributable to owners of the Company (£’000)	15,147	41,951

Weighted average number of shares
Weighted average number of Ordinary Shares – basic	1,199,155,654	1,164,210,976
Effect of dilutive potential ordinary shares:
Share options	15,246,295	51,089,073
Warrants	2,850,547	9,048,113
Weighted average number of Ordinary Shares – diluted	1,217,252,496	1,224,348,162

Basic earnings per share (pence)	1.26	3.60
Diluted earnings per share (pence)	1.24	3.43

Gran Tierra UK Limited (formerly i3 Energy plc)	24

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

12	Property, plant, and equipment

	Oil and gas assets	Right of use assets	Other fixed assets	Total
	£’000	£’000	£’000	£’000
Cost
As at 1 January 2022	250,033	109	72	250,214
Acquisitions	1,653	–	–	1,653
Additions	74,424	–	21	74,445
Decommissioning provisions incurred	1,369	–	–	1,369
Disposals	(1,386)	(28)	–	(1,414)
Changes to decommissioning estimates (note 17)	(40,233)	–	–	(40,233)
Decommissioning settlements under SRP and ASCP (note 17)	(731)	–	–	(731)
Transfer between asset classes	–	(88)	88	–
Exchange movement	12,585	7	3	12,595
As at 31 December 2022	297,714	–	184	297,898
Acquisitions	436	–	–	436
Additions	23,155	–	–	23,155
Decommissioning provisions incurred	195	–	–	195
Disposals	(709)	–	–	(709)
Changes to decommissioning estimates (note 17)	(8,283)	–	–	(8,283)
Exchange movement	(9,341)	–	(5)	(9,346)
As at 31 December 2023	303,167	–	179	303,346
Accumulated depreciation and depletion
As at 1 January 2022	(26,077)	(33)	(24)	(26,134)
Charge for the year	(34,301)	(17)	(21)	(34,339)
Disposals	–	12	–	12
Transfer between asset classes	–	42	(42)	–
Exchange movement	(968)	(4)	–	(972)
As at 31 December 2022	(61,346)	–	(87)	(61,433)
Charge for the year	(38,206)	–	(26)	(38,232)
Exchange movement	1,984	–	2	1,986
As at 31 December 2023	(97,568)	–	(111)	(97,679)
Carrying amount at 31 December 2022	236,368	–	97	236,465
Carrying amount at 31 December 2023	205,599	–	68	205,667

Gran Tierra UK Limited (formerly i3 Energy plc)	25

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

13	Exploration and evaluation assets (Intangible)

	Year Ended 31 December 2023 £’000	Year Ended 31 December 2022 £’000
At start of year	62,060	49,819
Additions	1,281	12,327
Exchange movement	(208)	(86)
At end of year	63,133	62,060

Included within E&E assets is the Group’s UK P.2358 Licence, which commenced its four-year second term on 30 September 2020 and contains the Serenity discovery and the Liberator West and Minos High prospective areas. Following the 2022 farm out to Europa Oil & Gas Limited (“Europa”), i3 retains a 75% WI in Block 13/23c North (Licence P.2358) which contains the Serenity discovery and a 100% WI in Block 13/23c South (Licence P.2358), which contains the Minos High Prospect and Liberator discovery.

Also included within E&E assets are costs associated with land purchases and an appraisal well in the Clearwater play in Canada.

Management conducted an assessment of indicators of impairment for its E&E assets as at 31 December 2023, concluding that no indicators of impairment were identified. Further discussion is provided in note 2.

14	Trade and other receivables

	31 December 2023 £’000	31 December 2022 £’000
Trade and accrued receivables	12,839	26,770
Joint venture receivables	4,732	5,563
Prepayments & other receivables	2,963	2,510
Total trade and other receivables	20,534	34,843

Trade and accrued receivables are all due within one year.

Joint venture receivables represent amounts due from operating partners for operating and capital activity in Canada and the UK.

The fair value of trade and other receivables is the same as their carrying values as stated above and they do not contain any impaired assets.

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above. The Group does not hold any collateral as security.

Gran Tierra UK Limited (formerly i3 Energy plc)	26

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

15	Trade and other payables

	31 December 2023 £’000	31 December 2022 £’000
Trade creditors	5,736	15,383
Sales tax payable	170	378
Accruals	20,746	26,909
Cash pool LTIP awards – current liability	101	–
Dividends payable	–	2,040
Joint venture payables	887	1,263
Total trade and other payables	27,640	45,973

The average credit period taken for trade purchases is 60 days. No interest is charged on the trade payables. The carrying values of trade and other payables are considered to be a reasonable approximation of the fair value and are considered by the Directors as payable within one year.

Joint venture payables represent amounts due to operating partners for operating and capital activity in Canada.

16	Borrowings

Debt Facility

On 31 May 2023 i3 Energy plc established a CAD 100 million debt facility in the form of a Prepayment Agreement (the “Debt Facility”) with Trafigura Canada Ltd., a subsidiary of Trafigura Pte Ltd (collectively, “Trafigura”). Concurrently, i3 Energy Canada Ltd. (“i3 Canada”) entered an associated commercial contract related to i3 Canada’s oil production. The Debt Facility has a three-year term, with interest payable monthly at 9.521% per annum, calculated on the outstanding portion of the loan. The Facility carries no penalty if repaid early and amortises monthly on a straight-line basis. Advances under the Facility can be repaid either with cash or by way of set-off against deliveries of crude oil under the commercial contract which has a minimum term of three years. The documentation establishing the Facility includes the option for a CAD 75 million advance which has been fully drawn by the Company and a CAD 25 million accordion facility amount, which can be made available during the Debt Facility's three-year term. The Debt Facility is secured by a first lien against substantially all the assets and shares of i3 Canada. The Company utilised a portion of proceeds from the initial advance to redeem the outstanding H1-2019 Loan Notes as discussed below.

The Debt Facility contains the following covenants:

i.	Global Coverage Ratio greater than 125% for the first 12 months and 140% thereafter. Global Coverage Ratio is the percentage of (a) the aggregate of: (i) the Cash balance of i3 Energy Canada as at such date, (ii) the PV10 of the Proved Developed Producing Reserves (or, if agreed by the Buyer, acting reasonably, the Proved Plus Probable Developed Producing Reserves) owned by i3 Canada) using 85% of the Strip Price and curves, and (iii) the mark to market value (gain or loss) of the Secured Swap Agreements; to, (b) the Principal amount outstanding at each date of determination.

ii.	Liquidity Ratio greater than 1.10:1.00. Liquidity Ratio is the ratio of (a) the sum of the following for the next quarter: (i) the revenues of i3 Canada from the sale of hydrocarbons, (ii) any royalty or processing income of i3 Canada; (iii) the aggregate amount of all uncalled debt, equity and other capital that is the subject of a binding commitment in favour of i3 Canada from a person who is not an Affiliate; (iv) expected revenue from risk management contracts; and (v) all Cash of i3 Canada; to, (b) the sum of the following, all cash costs of i3 Canada in respect of the production, transportation and storage of Petroleum Substances including, without limitation, operating expenses, marketing expenditures, capital expenditures, taxes and interest expense and all distributions and payments of financial indebtedness made by i3 Canada for the next quarter.

Gran Tierra UK Limited (formerly i3 Energy plc)	27

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

16	Borrowings - continued

iii.	Net Debt to EBITDAX less than 3.00:1.00. (a) Net Debt: means, on a consolidated basis and at any time, the aggregate amount of Financial Indebtedness of i3 Canada (excluding any intercompany Financial Indebtedness) net of free and available Cash and Cash Equivalents of i3 Canada. (b) EBITDAX: means, for any fiscal period and as determined in accordance with IFRS (on a consolidated basis) in respect of i3 Canada: (a) all Net Income for such period; plus (b) Interest Expense to the extent deducted in determining such Net Income; plus (c) all amounts deducted in the calculation of such Net Income in respect of the provision for income taxes; plus (d) all amounts deducted in the calculation of such Net Income in respect of non-cash items, including depreciation, depletion, amortization (including amortization of goodwill and other intangibles), accretion, deferred income taxes, foreign currency obligations, noncash losses resulting from marking-to-market any outstanding hedging and financial instrument obligations, non-cash compensation expenses, provisions for impairment of oil and gas assets and any other non-cash expenses for such period; plus (e) exploration expenses; and (f) losses attributable to extraordinary and non-recurring losses, in each case to the extent deducted in the calculation of such Net Income; less (on a consolidated basis), without duplication: (a) earnings attributable to extraordinary and non-recurring earnings and gains, in each case to the extent included in the calculation of such Net Income (including interest income); (b) to the extent included in the calculation of such Net Income, gains from asset sales; (c) all cash payments during such period relating to non-cash charges which were added back in determining EBITDAX in any prior period; and (d) to the extent included in such Net Income, any other non-cash items increasing such Net Income for such period, including non-cash gains resulting from marking-to-market any outstanding hedging and financial instrument obligations for such period.

iv.	Liquidity Threshold greater than CAD 10 million. i3 Canada shall ensure that, at the last day of each calendar month, it has a Cash balance in a bank account in an amount equal to or greater than CAD 10 million.

The Global Coverage Ratio, Liquidity Ratio, and Net Debt to EBITDAX are tested on the last day of each fiscal quarter. The Liquidity Threshold was initially required to be always maintained but was subsequently amended to be tested on the last day of each calendar month. The Group was in compliance with all covenants as at 31 December 2023. The Debt Facility was prepaid in full in March 2024 with cash on hand and proceeds from the Credit Facility, refer to note 24 for further information.

H1-2019 loan note facility

In May 2019, the Group completed a £22 million H1-2019 loan note facility (“H1-2019 LN”). The H1-2019 LNs have a term of 4 years, maturing on 31 May 2023 and bearing interest, payable on a quarterly basis at the Group’s option (i) in cash at a rate of 8% per annum, or (ii) in kind at a rate of 11% per annum by the issuance of additional H1-2019 LNs. The Group elected to pay all interest in kind prior to 2022, and in cash for all quarters since. The H1-2019 LNs matured on 31 May 2023 and were repaid in full using proceeds from the Debt Facility issuance.

Interest expense and accretion expense on the H1-2019 LNs to 31 December 2023 was £951 thousand and £1,615 thousand respectively (note 8).

Gran Tierra UK Limited (formerly i3 Energy plc)	28

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

16	Borrowings - continued

Borrowings reconciliation

	Leases	H1-2019 LN	Debt Facility	Total
	£’000	£’000	£’000	£’000
At 1 January 2022	69	23,855	–	23,924
Increase through interest (non-cash)	1	2,309	–	2,310
Accretion expense (non-cash)	–	3,386	–	3,386
Lease and interest payments (cash)	(74)	(2,309)	–	(2,383)
Exchange movement (non-cash)	4	–	–	4
At 31 December 2022	–	27,241	–	27,241
Issuance (cash)	–	–	44,481	44,481
Increase through interest (non-cash)	–	951	2,258	3,209
Accretion expense (non-cash)	–	1,615	–	1,615
Lease and interest payments (cash)	–	(951)	(2,258)	(3,209)
Principal payments (cash)	–	(28,856)	(8,636)	(37,492)
Additions in deferred finance costs (cash)	–	–	(2,039)	(2,039)
Amortisation of deferred finance costs (non-cash)	–	–	667	667
Exchange movement (non-cash)	–	–	96	96
At 31 December 2023	–	–	34,569	34,569

The classification as at 31 December 2023 is as follows:

	Leases	H1-2019 LN	Debt Facility	Total
	£’000	£’000	£’000	£’000
Current	–	–	14,001	14,001
Non-current	–	–	20,568	20,568
At 31 December 2023	–	–	34,569	34,569

The classification as at 31 December 2022 is as follows:

	Leases	H1-2019 LN	Debt Facility	Total
	£’000	£’000	£’000	£’000
Current	–	27,241	–	27,241
Non-current	–	–	–	–
At 31 December 2022	–	27,241	–	27,241

Gran Tierra UK Limited (formerly i3 Energy plc)	29

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

17	Decommissioning provision

	Year Ended 31 December 2023 £’000	Year Ended 31 December 2022 £’000
At start of year	93,331	125,523
Liabilities assumed through acquisitions	303	348
Liabilities incurred	195	1,369
Liabilities disposed	(328)	(213)
Liabilities settled	(3,722)	(2,190)
Liabilities settled under SRP	–	(731)
Change in estimates	(8,283)	(40,233)
Unwinding of discount (Note 8)	2,771	2,667
Exchange movement	(2,914)	6,791
At end of year	81,353	93,331

	31 December 2023 £’000	31 December 2022 £’000
Of which:
Current	3,244	3,190
Non-current	78,109	90,141
Total	81,353	93,331

A summary of the key estimates and assumptions are as follows:

	31 December 2023	31 December 2022
Undiscounted / uninflated cash flows (CAD, thousands)	200,745	206,613
Inflation rate	1.62%	2.09%
Discount rate	3.02%	3.28%
Timing of cash flows	1-50 years	1-50 years

Liabilities settled reflect work undertaken in the period. This includes wells decommissioned under Alberta’s Site Rehabilitation Program (“SRP”) whereby certain costs of settling the Group’s liabilities were borne by the Government of Canada in 2022. Where liabilities were settled through the SRP a corresponding decrease to the decommissioning asset was recorded. The change in estimate for the year ended 31 December 2023 was primarily driven by changes in market interest and inflation rates as published by the Bank of Canada. The inflation and discount rates have been pinpointed as a key source of estimation uncertainty and are further discussed in note 3.

Gran Tierra UK Limited (formerly i3 Energy plc)	30

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

18	Risk management contracts

The Group enters risk management contracts to hedge a portion of the Group’s exposure to fluctuations in prevailing commodity prices for oil, gas, and natural gas liquids. The Group’s physical commodity contracts represent physical delivery sales contracts in the ordinary course of business and are therefore not recorded at fair value in the consolidated financial statements. The Group’s financial risk management contracts have not been designated as hedging instruments in a hedge relationship under IFRS 9 and are carried at fair value through profit and loss. The financial risk management contracts are classified as Level 2 in the fair value hierarchy as defined by IFRS 13 ‘Fair value measurements’ (note 22).

The principal terms of the risk management contracts held as at 31 December 2023 are presented in the table below.

Type	Effective date	Termination date	Total Volume	Avg. Price
AECO 5A Physical Swaps	1 Aug 2023	31 Mar 2024	10,000 GJ/Day	CAD 2.7600 / GJ
AECO 5A Physical Swaps	1 Nov 2023	31 Mar 2024	15,000 GJ/Day	CAD 3.2267 / GJ
WTI Financial Swaps	1 Aug 2023	31 Mar 2024	500 bbl/Day	CAD 93.33 / bbl
WTI Financial Swaps	1 Jan 2024	31 Mar 2024	1,500 bbl/Day	CAD 96.47 / bbl
WTI Financial Swaps	1 Apr 2024	30 Jun 2024	1,750 bbl/Day	CAD 98.20 / bbl
WTI Financial Swaps	1 Jul 2024	31 Aug 2024	500 bbl/Day	CAD 101.50 / bbl
WTI Financial Swaps	1 Jul 2024	30 Sep 2024	250 bbl/Day	CAD 98.44 / bbl
WTI Financial Swaps	1 Sep 2024	30 Sep 2024	250 bbl/Day	CAD 102.18 / bbl
WTI Financial Collar	1 Jan 2024	31 Mar 2024	250 bbl/Day	CAD 100.00-121.32 / bbl
WTI Financial Collar	1 Apr 2024	30 Jun 2024	250 bbl/Day	CAD 100.00-107.00 / bbl
WTI Financial Collar	1 Jul 2024	30 Sep 2024	250 bbl/Day	CAD 100.00-108.00 / bbl
WTI Financial Collar	1 Jul 2024	30 Sep 2024	250 bbl/Day	CAD 100.00-111.00 / bbl
WTI Financial Collar	1 Jul 2024	30 Sep 2024	250 bbl/Day	CAD 100.00-112.00 / bbl
WTI Financial Collar	1 Jul 2024	30 Sep 2024	250 bbl/Day	CAD 100.00-112.10 / bbl
WTI Financial Collar	1 Jul 2024	30 Sep 2024	250 bbl/Day	CAD 100.00-113.80 / bbl
WTI Financial Collar	1 Sep 2024	30 Sep 2024	250 bbl/Day	CAD 100.00-107.00 / bbl
WTI Financial Collar	1 Oct 2024	31 Oct 2024	250 bbl/Day	CAD 100.00-111.15 / bbl
WTI Financial Collar	1 Oct 2024	31 Oct 2024	250 bbl/Day	CAD 100.00-113.10 / bbl
WTI Financial Collar	1 Oct 2024	31 Oct 2024	250 bbl/Day	CAD 102.00-111.45 / bbl

The Group’s gains and losses on risk management contracts are presented in the following table.

	2023 £’000	2022 £’000
Unrealised (gain) on risk management contracts	(860)	(858)
Realised (gain) / loss on risk management contracts	(1,188)	19,848
Total (gain) / loss on risk management contracts	(2,048)	18,990

Gran Tierra UK Limited (formerly i3 Energy plc)	31

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

18	Risk management contracts - continued

The carrying value of the Group’s risk management contracts are present in the following table.

	31 December 2023 £’000	31 December 2022 £’000
Current asset	1,701	1,111
Current liability	(136)	(381)
Net current asset	1,565	730

19	Authorised, issued and called-up share capital

	Issuance	Ordinary shares	Deferred shares	Nominal value per Share	Ordinary shares	Deferred shares	Share premium before share issuance costs	Share issuance costs	Share premium after Share issuance costs
	date	Shares	Shares	£	£’000	£’000	£’000	£’000	£’000
At 31 December 2021		1,126,425,992	5,000	–	113	50	46,203	(2,000)	44,203
Issued on exercise of 5 pence options	Various	40,860,277	–	0.0001	4	–	2,038	–	2,038
Issued on exercise of 6.1 pence options	Various	7,994,653	–	0.0001	1	–	487	–	487
Issued on exercise of 11 pence options	Various	17,450,451	–	0.0001	1	–	1,918	–	1,918
At 31 December 2022		1,192,731,373	5,000	–	119	50	50,646	(2,000)	48,646
Issued on exercise of 11 pence options	9 Jan 23	116,667	–	0.0001	–	–	12	–	12
Issued on exercise of 0.01 pence warrants	25 Apr 23	9,051,927	–	0.0001	1	–	2,045	–	2,045
Cancellation of shares *	29 May 23	(25,503)	–	0.0001	–	–	–	–	–
Issued on exercise of 5 pence options	12 Oct 23	573,199	–	0.0001	–	–	28	–	28
Capital reduction **	13 Nov 23	–	–	–	–	–	(52,731)	2,000	(50,731)
At 31 December 2023		1,202,447,663	5,000	–	120	50	–	–	–

* The cancellation of shares related to unclaimed shares from the Toscana acquisition which completed in 2020. The time limit to claim the shares had expired and 25,503 ordinary shares reverted to the Company to be held in treasury and were subsequently cancelled.

** On 13 November 2023 the Registrar of Companies registered the cancellation of i3’s share premium account. The £50.7 million balance of the Group’s share premium net of share issuance costs was accordingly transferred to retained earnings. This increased distributable reserves to enable the Company to continue paying dividends.

The ordinary shares confer the right to vote at general meetings of the Company, to a repayment of capital in the event of liquidation or winding up and certain other rights as set out in the Company’s articles of association.

The deferred shares do not confer any voting rights at general meetings of the Company and do confer a right to a repayment of capital in the event of liquidation or winding up, they do not confer any dividend rights or any of redemption.

Gran Tierra UK Limited (formerly i3 Energy plc)	32

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

19	Authorised, issued and called-up share capital - continued

During the year ended 31 December 2023 the Company declared dividends as summarised in the following table:

Declaration date	Ex-Dividend date	Record date	Payment date	Dividend per share (pence)	Total Dividend £’000
12 January 2023	19 January 2023	20 January 2023	10 February 2023	0.1710	2,040
8 February 2023	16 February 2023	17 February 2023	10 March 2023	0.1710	2,040
15 March 2023	23 March 2023	24 March 2023	14 April 2023	0.1710	2,040
12 April 2023	20 April 2023	21 April 2023	12 May 2023	0.1710	2,040
17 May 2023	25 May 2023	26 May 2023	16 June 2023	0.1710	2,055
2 October 2023	12 October 2023	13 October 2023	27 October 2023	0.2565	3,083
Total				1.1115	13,298

During the year ended 31 December 2022 the Company declared dividends as summarised in the following table:

Declaration date	Ex-Dividend date	Record date	Payment date	Dividend per share (pence)	Total Dividend £’000
9 February 2022	17 February 2022	18 February 2022	11 March 2022	0.1050	1,183
9 March 2022	17 March 2022	18 March 2022	8 April 2022	0.1050	1,183
6 April 2022	14 April 2022	19 April 2022	6 May 2022	0.1050	1,183
11 May 2022	19 May 2022	20 May 2022	10 June 2022	0.1425	1,604
8 June 2022	16 June 2022	17 June 2022	8 July 2022	0.1425	1,700
6 July 2022	14 July 2022	15 July 2022	5 August 2022	0.1425	1,700
3 August 2022	11 August 2022	12 August 2022	2 September 2022	0.1425	1,700
7 September 2022	14 September 2022	15 September 2022	7 October 2022	0.1425	1,700
5 October 2022	13 October 2022	14 October 2022	4 November 2022	0.1425	1,700
2 November 2022	10 November 2022	11 November 2022	2 December 2022	0.1425	1,700
22 December 2022	5 January 2023	6 January 2023	27 January 2023	0.1710	2,040
Total				1.4835	17,393

Gran Tierra UK Limited (formerly i3 Energy plc)	33

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

20	Share-based payments

Employee and NED share options

During the year the Group had share based payment expense relating to share options of £581 thousand (2022: £1,092 thousand). Details on the employee and NED share options outstanding for the Group and Company during the period are as follows:

	Number of options	Weighted average exercise price (pence)	Weighted average contractual life
At 31 December 2021	143,960,375	7.48	9.22
5p options exercised during the period	(67,006,794)	5.00	8.54
6.1p options exercised during the period	(12,454,359)	6.10	8.54
11p options exercised during the period	(35,085,877)	11.00	9.09
Granted during the period	2,700,000	24.10	10.00
Forfeited during the period	(708,390)	11.00	8.84
At 31 December 2022	31,404,955	10.72	7.93
5p options exercised during the period	(573,199)	5.00	7.25
11p options exercised during the period	(116,667)	11.00	8.94
Granted during the period	21,509,470	12.55	10.00
Forfeited during the period	(2,757,490)	10,92	7.55
At 31 December 2023	49,467,069	11.57	9.19

On 9 November 2023, the Company issued options over a total of 17,959,470 ordinary shares to i3 staff and directors. The options were issued in accordance with the rules of the Company's Employee Share Option Plan at an exercise price of 11.3 pence per share. Of the options issued to employees of i3 Canada and i3 Energy plc, one-third of the options vest on achieving production of 26,000 boepd (this target to be adjusted downwards by the production volume associated with any i3 divestment in the period), one-third of the options vest on the acquisition of 5,000 boepd, and the final one-third of the options vest on the addition of 25 mmbbls of 2P reserves. Of the options issued to employees of i3 North Sea Limited, one-third of the options vest on FDP of Serenity, on-third of the options vest on acquisition of 2,500 boepd, and the final one-third of the options vest on addition of 10 mmbbls of 2P reserves. The options will otherwise vest one-third each year, on the anniversary of the grant, if not vested in accordance with the conditions above. The fair value was calculated using the Black Scholes model with inputs for stock price of 11.30 pence, exercise price of 11.30 pence, time to maturity of 10 years, volatility of 94%, the Risk-Free Interest rate of 4.275%, and a dividend yield of 9%. The resulting fair value of £676 thousand will be expensed over the expected vesting period.

On 26 July 2023, the Company issued options over a total of 550,000 ordinary shares to new employees of i3 Canada. The options were issued in accordance with the rules of the Company's Employee Share Option Plan at an exercise price of 12.78 pence, the closing price on 26 July 2023. The options have the same vesting conditions as those issued on 18 April 2023. The fair value was calculated using the Black Scholes model with inputs for share price of 12.78 pence, exercise price of 12.78 pence, time to maturity of 10 years, volatility of 96%, the Risk-Free Interest rate of 4.307%, and a dividend yield of 8%. The resulting fair value of £27 thousand will be expensed over the expected vesting period.

Gran Tierra UK Limited (formerly i3 Energy plc)	34

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

20	Share-based payments - continued

On 18 April 2023, the Company issued options over a total of 3,000,000 ordinary shares to the CFO, a Person Discharging Managerial Responsibilities of the Company. The options were issued in accordance with the rules of the Company's Employee Share Option Plan at an exercise price of 20.00 pence per share, the closing price on 18 April 2023. The fair value was calculated using the Black Scholes model with inputs for share price of 20.00 pence, exercise price of 20.00 pence, time to maturity of 10 years, volatility of 97%, the Risk-Free Interest rate of 3.742%, and a dividend yield of 10%. One-third of the options will vest upon achieving production of 26,000 boepd, one-third upon the addition of 5,000 boepd via acquisitions, and one-third upon the addition of 25 MMbbl of 2P reserves. The award shall vest as to one-third upon the first, second, and third anniversary of the grant date, to the extent the award has not otherwise vested in accordance with the above provisions. The resulting fair value of £179 thousand will be expensed over the expected vesting period.

In May 2022, i3 employees and directors elected to exercise options over an aggregate 114,547,030 ordinary shares of i3 Energy plc. The Company primarily settled in ordinary shares only the post-tax in-the-money value of the options (based on c28 pence per share), which resulted in the issuance of 66,305,381 ordinary shares which were admitted to trading on 6 June 2022. £635 thousand in proceeds was collected from employees who elected not to settle their strike price through a reduction in ordinary shares received. £6,324 thousand in employment tax was settled by the Company with the relevant taxation authorities on behalf of the employees which has been recorded within equity as a deduction from retained earnings. £6 thousand was recorded as an increase to the ordinary shares account, which represents the number of ordinary shares issued multiplied by their nominal value of £0.001 per share. £4,443 thousand was recorded as an increase to the share premium account, which represents the number of ordinary shares issued multiplied by the excess in the respective strike prices over the nominal value of the shares. £3,883 thousand has been recorded as a decrease to the share-based payment reserve, which represents the strike price settled through surrendered shares.

Throughout 2022, the Company issued options over a total of 2,700,000 ordinary to new employees of i3 Canada. The options were issued in accordance with the rules of the Company's Employee Share Option Plan at exercise prices equal to the market price of i3 shares at the date of the grants, which ranged from 21.55 pence to 29.40 pence per share. One-third of the options will vest on each of the 12-month, 24-month, and 36-month anniversaries of the employment start dates. The fair values were calculated using the Black Scholes model with inputs for stock price and exercise price ranging from 21.55 pence to 29.40 pence per share, time to maturity of 10 years, volatility ranging from 100% to 104%, the Risk-Free Interest rate ranging from 1.90% to 3.15%, and a dividend yield ranging from 6% to 8%. The resulting fair value of £278 thousand will be expensed over the expected vesting period.

7,960,369 outstanding employee share options as at 31 December 2023 were fully vested and exercisable.

Warrants

Details on the warrants outstanding during the period are as follows:

	Number of warrants	Weighted average exercise price (pence)	Weighted average contractual life
At 31 December 2021	13,277,131	15.07	1.85
Expired in the period	(4,225,204)	47.34	NA
At 31 December 2022	9,051,927	0.01	0.42
Exercised in the period	(9,051,927)	0.01	NA
At 31 December 2023	–	–	–

EMI options

The Company operates an Employee Management Incentive (EMI) share option scheme. Grants were made on 14 April 2016 and 6 December 2016. The scheme is based on eligible employees being granted EMI options. The right to exercise the option is at the employee’s discretion for a ten-year period from the date of issuance.

250,000 options were exercised on 1 October 2021 at a price of £0.11 per share. The remaining 250,000 options expired during the year. There were no EMI options outstanding at 31 December 2023.

Gran Tierra UK Limited (formerly i3 Energy plc)	35

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

21	Related party transactions

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.

Remuneration of Key Management Personnel

Directors of the Group are considered to be Key Management Personnel. The remuneration of the Directors is set out in note 10.

Ultimate parent

There is no ultimate controlling party of the Group.

22	Financial instruments, financial and capital risk management

Financial instruments

Fair value measurements

The Group carries risk management contracts, and prior to the redemption of the deferred invoice balance with BHGE in Q4 2022, non-current accounts payable at FVTPL. The fair value of the risk management contracts is determined by discounting at a risk-free rate the difference between the contracted prices and the published forward curves at the reporting date. The fair value of non-current accounts payable was determined by subtracting the value of the Warrant Shares, being the 5,277,045 Warrant Shares multiplied by the higher of (i) the quoted price of one i3 share at the reporting date, and (ii) the 5-day volume weighted average value of one i3 share during the 5-day dealing period to 17 September 2021, from the remaining Deferred Payment Invoice Balance. The risk management contracts and non-current accounts payable are classified as Level 2 valuations within the fair value hierarchy as defined by IFRS 13 Fair Value Measurement which is as follows:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

There were no financial assets or liabilities measured at Level 1 or 3 or reclassified between Levels 1, 2 or 3 during the year.

The fair value of the Group’s financial assets and liabilities approximate to their carrying amounts at the reporting date. The following tables combine information about the Group’s classes of financial instruments and their fair value and carrying amounts at the reporting date.

Gran Tierra UK Limited (formerly i3 Energy plc)	36

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

22	Financial instruments, financial and capital risk management - continued

As at 31 December 2023	Carried at FVTPL	Carried at amortised cost
Financial assets
Cash and cash equivalents	–	23,507
Trade and other receivables	–	20,534
Income taxes receivable	–	205
Risk management contracts (Level 2)	1,701	–
Total	1,701	44,246
Financial liabilities
Trade and other payables	–	24,640
Risk management contracts (Level 2)	136	–
Borrowings and leases	–	34,569
Other non-current liabilities	–	84
Total	136	59,293

As at 31 December 2022	Carried at FVTPL	Carried at amortised cost
Financial assets
Cash and cash equivalents	–	16,560
Trade and other receivables	–	34,843
Risk management contracts (Level 2)	1,111	–
Total	1,111	51,403
Financial liabilities
Trade and other payables	–	45,973
Income taxes payable	–	9,873
Risk management contracts (Level 2)	381	–
Borrowings and leases	–	27,241
Total	381	83,087

All financial assets and liabilities of the Company were carried at amortised cost at 31 December 2023 and 2022. The fair value of the Company’s financial assets and liabilities approximate to their carrying amounts at the reporting date.

Financial risk management

Financial risk factors

The Group’s activities expose it to a variety of financial risks; market risk (including foreign currency risk and price risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

Risk management is carried out by the Board of Directors under policies approved at Board meetings. The Board frequently discusses principles for overall risk management including policies for specific areas such as foreign exchange.

Gran Tierra UK Limited (formerly i3 Energy plc)	37

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

22	Financial instruments, financial and capital risk management - continued

a	Market risk

i	Foreign exchange risk

The Group is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the UK pound sterling and the Canadian dollar and US dollar. Foreign exchange risk arises from recognised monetary assets and liabilities (USD and CAD bank accounts) where they may be denominated in a currency that is not the local functional currency. The Group mitigates is foreign exchange exposure by holding monetary assets and liabilities primarily in the local functional currency. All of the monetary assets and liabilities held by the Group’s Canadian operations were held in CAD, the functional currency, and therefore there is no foreign exchange exposure in the Canadian operations. The UK operations did not hold significant monetary assets or liabilities in currencies other than UK pound sterling as at 31 December 2023 with the exception of the Debt Facility which is denominated in CAD. A 10% strengthening of GBP against CAD as at 31 December 2023 would have increased foreign exchange gains for the Group and Company by £3,247 thousand, and a 10% weakening of GBP to CAD would have increased foreign exchange losses for the Group and Company by £3,969 thousand. No comparable figures are provided as the Debt Facility was entered into in May 2023.

The Group is also exposed to exchange differences on translation of its foreign operations in Canada, which resulted in a loss of £4,222 thousand for the year ended 31 December 2023 (2022: gain of £6,529 thousand). A 10% strengthening of GBP against CAD as at 31 December 2023 would have resulted in a loss on translation of £16,344 thousand (2022: £7,073 thousand), and a 10% weakening of GBP to CAD would have resulted in a gain of £10,593 thousand (2021: £23,152 thousand). Profit after tax would not be impacted.

b	Credit risk

Credit risk arises from cash and cash equivalents and trade receivables from the sale of hydrocarbons. It is Group policy to assess the credit risk of new customers.

The Group considers the credit ratings of banks in which it holds funds in order to reduce exposure to credit risk. The Group will only keep its holdings of cash with institutions which have a minimum credit rating of ‘A’. The Group sells hydrocarbons to reputable purchasers and are settled the month following their sale. Long-term deposits for decommissioning provisions are lodged with government bodies. The carrying value of cash and cash equivalents and trade and other receivables represents the Group’s maximum exposure to credit risk at year end.

The Group considers that it is not exposed to major concentrations of credit risk.

The Group holds cash as a liquid resource to fund its obligations. The Group’s cash balances are held in Sterling Canadian Dollar, and US Dollar. The Group’s strategy for managing cash is to maximise interest income whilst ensuring its availability to match the profile of the Group’s expenditure. This is achieved by regular monitoring of interest rates and monthly review of expenditure forecasts.

c	Liquidity risk

The Group relies upon debt and equity funding, and cash flow from its Canadian operations to finance operations. The Directors are confident that adequate liquidity will be forthcoming with which to finance operations. Controls over expenditure are carefully managed.

The Group ensures that its liquidity is maintained by a management process which includes projecting cash flows and considering the level of liquid assets in relation thereto, monitoring Balance Sheet liquidity and maintaining funding sources and back-up facilities.

Gran Tierra UK Limited (formerly i3 Energy plc)	38

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

22	Financial instruments, financial and capital risk management - continued

The Group’s expected cash flows for its financial liabilities are presented in the following table and includes undiscounted principal and expected interest payments.

	6 Months	6-12 months	1-2 years	2+ years	Total
	£’000	£’000	£’000	£’000	£’000
Trade and other payables	27,539	101	–	–	27,640
Borrowings and leases	9,027	8,667	16,249	6,347	40,290
Other non-current liability	–	–	50	34	84
At 31 December 2023	36,566	8,768	16,299	6,381	68,014

	6 Months	6-12 months	1-2 years	2+ years	Total
	£’000	£’000	£’000	£’000	£’000
Trade and other payables	45,973	–	–	–	45,973
Income taxes payable	9,873	–	–	–	9,873
H1 2019 LNs	22,000	–	–	–	22,000
H1 2019 cash and PIK interest	7,204	–	–	–	7,204
At 31 December 2022	85,050	–	–	–	85,050

d	Commodity price risk

Commodity price risk in the Group primarily arises from price fluctuations in markets for the Group’s oil, gas and NGL products. Commodity prices can be volatile and may be impacted by various supply and demand factors which are outside the Group’s control. Fluctuations in commodity prices could have a significant impact on future results of operations, cash flow generation, and development opportunities.

The Group manages commodity price risks by entering a variety of risk management contracts. Further details of risk management contracts at 31 December 2023 are provided in note 18, and of risk management contracts entered after the reporting period are provided in note 24.

The following table illustrates the impact on the Group’s profit before tax and equity due to reasonably possible changes in commodity prices and their impact on the fair value of financial instruments, which pertain to the Group’s financial risk management contracts, with all other variables held constant.

	Decrease in commodity price / increase in profit before loss and equity £’000	Increase in commodity price / (decrease) in profit before loss and equity £’000
Change in WTI – CAD 5.00 / bbl	1,793	(2,920)

Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to position as a going concern and to continue its development and production activities. The capital structure of the Group consists of borrowings and leases of £34,569 thousand at 31 December 2023 (2022: £27,241 thousand) (note 16), has capital, defined as the total equity and reserves of the Group of £162,995 thousand (2022: £164,746 thousand) and cash and equivalents of £23,507 thousand (2022: £16,560 thousand).

The Group monitors its level of cash resources available against future planned exploration and evaluation activities and may issue new shares in order to raise further funds from time to time.

Gran Tierra UK Limited (formerly i3 Energy plc)	39

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

23	Commitments

	1 year	2-3 years	4-5 years	5+ years	Total
At 31 December 2023	£’000	£’000	£’000	£’000	£’000
Operating	92	112	–	–	204
Transportation	1,810	1,418	349	4	3,581
Total	1,902	1,530	349	4	3,785

Transportation commitments relate to take-or-pay pipeline capacity in Alberta.

The Group did not have any capital commitments as at 31 December 2023 or 2022.

24	Events after the reporting period

In 2024 the Company has declared dividends as summarised in the following table (excluding the acquisition dividend discussed further below):

				Dividend per share	Total Dividend
Declaration date	Ex-Dividend date	Record date	Payment date	(pence)	£’000
9 January 2024	18 January 2024	19 January 2024	9 February 2024	0.2565	3,084
4 April 2024	11 April 2024	12 April 2024	3 May 2024	0.2565	3,084
4 July 2024	11 July 2024	12 July 2024	2 August 2024	0.2565	3,084
Total				0.7695	9,252

On 11 March 2024 the Group announced a further reduction of capital following the transition of the Company standalone financial statements from FRS 101 to UK-adopted international accounting standards as described in further detail in note 2 and note 8 to the Company Financial Statements. This adoption resulted in a transition reserve of £148,517 thousand which will be capitalised by way of a bonus issue of newly created capital reduction shares with a nominal value of £0.0001 and share premium of £0.1234 for each share. Following the bonus issue, the standing credit of £148,397 thousand in the Company’s share premium account will be cancelled. This is expected to occur within the first half of 2024 and will increase distributable reserves in the Company to facilitate the future payment of dividends (in cash or otherwise) to Shareholders, where justified by the profits of the Company, or to allow the redemption or buy-back of the Company's shares (or other distributions to Shareholders).

On 25 March 2024 the Group announcement the establishment of a CAD 75 million reserve-based lending facility (the “Credit Facility“). The Credit Facility agreement was entered into by i3 Canada with the National Bank of Canada and comprises a CAD 55 million revolving facility and a CAD 20 million operating loan facility. The two-year term of the Credit Facility is expected to be extended on an annual basis, subject to lender approval. The interest rate on the outstanding portion of the revolving facility depends on certain ratios and at inception will be Canadian Prime Rate plus 2.00%, with the option to change to Canadian Overnight Repo Rate plus 3.00%. The Credit Facility is secured against substantially all the assets and shares of i3 Canada. The Group initially drew CAD 27 million on the Credit Facility, which was used along with cash on hand to repay the Debt Facility with Trafigura without any prepayment penalty. The balance of undrawn credit will be available for general corporate purposes, including working capital requirements, acceleration of organic growth from i3’s proven portfolio of development drilling locations, and to fund accretive acquisition opportunities.

On 25 March 2024 the Group announced the reserves of i3 Canada as of 31 December 2023. Highlights include Company Interest PDP reserves of 47MMboe, 1P reserves of 93MMboe, and 2P reserves of 180MMboe. Further details can be found on the Company’s website at www.i3.energy.

Gran Tierra UK Limited (formerly i3 Energy plc)	40

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Notes To the Group Financial Statements

24	Events afters the reporting period - continued

On 17 April 2024 the Group announced the partial sale of i3 Canada’s royalty assets for a total gross cash consideration of CAD 33.5 million before customary closing adjustments. A portion of the proceeds on disposition were used to fully eliminate the Group’s outstanding indebtedness on the credit facility. The balance, along with the fully undrawn amount of CAD 75 million on the Credit Facility, will be used for general corporate purposes and to support both its organic and inorganic initiatives.

On October 31, 2024, the Gran Tierra Energy Inc. (“Gran Tierra”) completed the acquisition of all the issued and outstanding common shares of i3 Energy plc, as previously announced on 19 August 2024. The Acquisition was implemented by means of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act 2006. The shares of i3 Energy plc were then cancelled for admission to trading on AIM and delisted from the TSX. The consideration per share consisted of 10.43 pence in cash, one new share of Gran Tierra for every 207 i3 Energy plc shares held, and an acquisition divided of 0.2565 pence, which implied a value of 13.92 pence per share based on Gran Tierra’s closing share price at the date of announcement. Gran Tierra is now the ultimate parent of the i3 Energy plc Group.

In connection with i3 Energy acquisition closing on October 31, 2024, Gran Tierra amended and restated the existing revolving credit facility agreement of i3 Energy Canada Ltd. (“i3 Energy Canada”) with National Bank of Canada dated March 22, 2024. As a result of the amendment and restatement, among other things, the borrowing base was revised to CAD 100.0 million with available commitment of a CAD 50.0 million revolving credit facility comprised of CAD 35.0 million syndicated facility and CAD 15.0 million of operating facility. Subject to the next borrowing base redetermination which will occur on or before June 30, 2025, the revolving credit facility is available until October 31, 2025 with a repayment date of October 31, 2026, which may be extended by further periods of up to 364 days, subject to lender approval. The drawn down amounts under the revolving credit facility can either be in Canadian or U.S. dollars and bear interest rates equal to either the Canadian prime rate or U.S. Base Rate plus a margin ranging from 2.00% to 4.00% per annum or for CORRA loans and SOFR loans plus a margin ranging from 3.00% to 5.00% per annum. Undrawn amounts under the revolving credit facility bear standby fee ranging from 0.75% to 1.25% per annum. In each case, the margin or standby fee, as applicable is based on Net Debt to EBITDA ratio of Gran Tierra Canada Ltd. (formerly i3 Energy Canada Ltd.).

In November 2024, a resolution was passed to re-register i3 Energy plc as a private company under the name of i3 Energy Limited, and to rename the Company to Gran Tierra UK Limited.

Following the acquisition, management of Gran Tierra has indicated that it has not budgeted capital expenditure to further appraise and develop the Serenity asset, which may result in an impairment of the associated E&E asset of £55.7 million when assessed at a future financial reporting date.

On 26 November 2024, Grain Tierra Energy Inc. announced that it had (by way of a wholly-owned subsidiary) entered into a purchase and sale agreement with Logan Energy Corp. (“Logan”) pursuant to which Logan would acquire 50% and operatorship of a portion of Gran Tierra’s Simonette Montney assets (the “Assets”) for approximately C$52 million in cash, subject to customary adjustments. After the closing of the Transaction, Gran Tierra would retain 50 percent working interest in the Assets.

Gran Tierra UK Limited (formerly i3 Energy plc)	41

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Appendix A: Glossary

Appendix A: Glossary

1P	Proved reserves
2P	Proved plus probable reserves
3CA	3 Consultant’s Average, being the average of price forecasts of GLJ Ltd., McDaniel & Associates Consultants Ltd., and Sproule
AER	Alberta Energy Regulator
AIF	Annual Information Form
AIM	The AIM Market of the London Stock Exchange
APM	Alternate Performance Measure
ARO	Asset Retirement Obligation
bbl	Barrel
bbl/d	Barrels per day
BHGE	Baker Hughes, a GE Company, and GE Oil & Gas Limited
BOE	Barrels of Oil Equivalent
boepd, boe/d	Barrels of Oil Equivalent Per Day
CAD	Canadian Dollars
Cenovus, CVE	Cenovus Energy Inc.
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CO2e	Carbon dioxide
the Code	QCA Corporate Governance Code
Company	Gran Tierra UK Limited, formerly i3 Energy plc
CPR	Competent person’s report
Credit Facility	Reserve-based lending facility, dated 22 March 2024
Debt facility	Prepayment Agreement with Trafigura, dated 31 May 2023
E&E	Exploration and evaluation
EPL	Energy Profits Levy
ERP	Emergency Response Plan
Europa	Europa Oil & Gas Limited
FCF	Free cash flow
FIA	Farm-In Agreement
FVTPL	Fair Value through Profit or Loss

Gran Tierra UK Limited (formerly i3 Energy plc)	42

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Appendix A: Glossary

FX	Foreign exchange
Gain	Gain Energy Ltd.
gal	Gallon
GBP	British Pounds Sterling
GCA	Gas Cost Allowance
GJ	Gigajoule
Gross wells	Wells participated in by i3
Group, i3	Gran Tierra UK Limited, formerly i3 Energy plc, together with its subsidiaries
i3 Canada	Gran Tierra Canada Ltd., formerly i3 Energy Canada Ltd.
IAS	International Accounting Standard
IFRIC	International Financial Reporting Interpretations Committee
IFRS	International Financial Reporting Standard
IP30	Average daily production of a well over its initial 30-day production period
LTIP	Long term incentive plan
mcf	Thousand cubic feet
mcf/d	Thousand cubic feet per day
Mmcf	Million cubic feet
MMboe	Million Barrels of Oil Equivalent
MMBtu	Metric Million British Thermal Unit
MD&A	Management Discussion and Analysis
NGL	Natural gas liquids
NED	Non-Executive Director
Net wells	Gross wells multiplied by i3’s working interest
NOI	Net Operating Income
NPV 10	Net Present Value, discounted at 10%
NSTA	UK North Sea Transition Authority
NTM	Next Twelve Months
p.a.	per annum
PDP	Proved, developed, producing reserves
PIK	Payment in kind
PP&E	Property, plant and equipment
QCA	Quoted Companies Alliance

Gran Tierra UK Limited (formerly i3 Energy plc)	43

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Appendix A: Glossary

RFCT	Ring Fence Corporation Tax
SCT	Supplementary Charge
SRP	Alberta’s Site Rehabilitation Program
Toscana	Toscana Energy Income Corporation
Trafigura	Trafigura Pte Ltd. and its subsidiary Trafigura Canada Ltd.
TSX	Toronto Stock Exchange
UKCS	UK Continental Shelf
USD (US$)	United States Dollar
WI	Working Interest

Gran Tierra UK Limited (formerly i3 Energy plc)	44

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Appendix B: Alternate performance measures

Appendix B: Alternate performance measures

The Group uses Alternate Performance Measures (“APMs”), commonly referred to as non-IFRS measures, when assessing and discussing the Group’s financial performance and financial position. APMs are not defined under IFRS and are not considered to be a substitute for or superior to IFRS measures. Other companies may not calculate similarly defined or described measures, and therefore their comparability may be limited. The Group continually monitors the selection and definitions of its APMs, which may change in future reporting periods.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings before depreciation and depletion, financial costs, and tax. Adjusted EBITDA is defined as EBITDA before gain on bargain purchase and acquisition costs. Management believes that EBITDA provides useful information into the operating performance of the Group, is commonly used within the oil and gas sector, and assists our management and investors by increasing comparability from period to period. Adjusted EBITDA removes the gain or loss on bargain purchase and asset dispositions and the related acquisition costs which management does not consider to be representative of the underlying operations of the Group.

A reconciliation of profit as reported under IFRS to EBITDA and Adjusted EBITDA is provided below.

	2023 £’000	2022 £’000
Profit for the year	15,147	41,951
Depreciation and depletion	38,232	34,339
Finance costs	8,663	7,865
Tax	5,751	13,826
EBITDA	67,793	97,981
Acquisition costs	–	–
Loss / (gain) on bargain purchase and asset dispositions	–	9
Adjusted EBITDA	67,793	97,990

Net operating income

Net operating income is defined as gross profit before depreciation and depletion, gains or losses on risk management contracts, and other operating income, which equals revenue from the sale of oil and gas and processing income, less production costs. Management believes that net operating income is a useful supplementary measure as it provides investors with information on operating margins before non-cash depreciation and depletion charges and gains or losses on risk management contracts.

A reconciliation of gross profit as reported under IFRS to net operating income is provided below.

	2023 £’000	2022 £’000
Gross profit	38,782	78,689
Depreciation and depletion	38,232	34,339
(Gain) / loss on risk management contracts	(2,048)	18,990
Other operating income	(491)	(286)
Net operating income	74,475	131,732

Gran Tierra UK Limited (formerly i3 Energy plc)	45

Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Appendix B: Alternate performance measures

Acquisitions & Capex

Acquisitions & Capex is defined as cash expenditures on acquisitions, PP&E, and E&E. Management believes that Acquisition & Capex is a useful supplementary measure as it provides investors with information on cash capital investment during the period.

A reconciliation of the various line items per the statement of cash flow to Acquisitions & Capex is provided below.

	2023 £’000	2022 £’000 * Restated
Acquisitions	133	531
Expenditures on property, plant & equipment	23,155	74,445
Expenditures on exploration and evaluation assets	1,281	12,327
Acquisitions & Capex	24,569	87,303

* In 2023 management has elected to change the presentation and classification of certain items within the consolidated statement of cash flow. Further discussion is provided in note 2. Any impacted alternative performance measures in this Appendix B were updated on a consistent basis.

Free cash flow (FCF)

FCF is defined as cash from / (used in) operating activities less cash capital expenditures on PP&E and E&E. Management believes that FCF provides useful information to management and investors about the Group’s ability to pay dividends.

A reconciliation of cash from / (used in) operating activities to FCF is provided below.

	2023 £’000	2022 £’000 * Restated
Net cash from operating activities	49,608	100,655
Expenditures on property, plant & equipment	(23,155)	(74,445)
Expenditures on exploration and evaluation assets	(1,281)	(12,327)
FCF	25,172	13,883

* In 2023 management has elected to change the presentation and classification of certain items within the consolidated statement of cash flow. Further discussion is provided in note 2. Any impacted alternative performance measures in this Appendix B were updated on a consistent basis.

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Gran Tierra UK Limited (formerly i3 Energy plc) 31 December 2023
Appendix B: Alternate performance measures

Net debt

Net debt is defined as borrowings and leases, trade and other payables, other non-current liabilities, and incomes taxes receivable/payable, less cash and cash equivalents and trade and other receivables. This definition was expanded in 2023 to include other non-current liabilities which is a new account balance that arose during the year. Management believes that net debt is a meaningful measure to monitor the liquidity position of the Group.

A reconciliation of the various line items per the statement of financial position to net debt is provided below.

	2023 £’000	2022 £’000
Borrowings and leases	34,569	27,241
Trade and other payables	27,640	45,973
Other non-current liabilities	84	–
Income taxes (receivable) / payable	(205)	9,873
Cash and cash equivalents	(23,507)	(16,560)
Trade and other receivables	(20,534)	(34,843)
Net debt	18,047	31,684

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